EXHIBIT 14.1

ADS MEDIA GROUP, INC.

CODE OF CONDUCT

Policy Prohibiting Sexual Harassment

It is our policy, in accordance with providing a positive, discrimination-free work environment, that sexual harassment in the workplace is unacceptable conduct that will not be condoned.

Sexual harassment is unsolicited, nonreciprocal behavior by an employee who is in a position to control or affect another person's job status and who uses the power or authority of that position to cause that employee to submit to sexual activity, or to fear that he or she would be punished for refusal to submit.

Sexual harassment also includes any employee conduct unreasonably interfering with another's work performance by creating an intimidating, hostile, or offensive working environment. Sexual harassment consists of a variety of behaviors by employees directed to other employees including, but not limited to, subtle pressure for sexual activity, inappropriate touching, inappropriate language, demands for sexual favors, and physical assault.

ADS will treat sexual harassment as any other form of misconduct. Employees who engage in harassing behavior will be disciplined appropriately. Employees who are sexually harassed or witness sexual harassment in any form must immediately report said harassment to their supervisor or to an officer of the Company or other manager with whom the Employee feels most comfortable.

Company Property and Services

All confidential or proprietary information about our business, employees, customers, vendors and business partners must be used solely for our purpose. It may not be used for your private or third-party interests. You may not use nor allow use of company property or services for personal use (i.e., copiers, office supplies, postal services, automobiles).

You may not remove property from the premises unless specifically authorized to do so. "Property" includes company records, data, files, legal documents, and photocopies of such information, vehicles, furniture, manuals, supplies, fixtures, and any items assigned to you which belong to the company. Employees who terminate employment with the company are required to return all company property.

Outside Employment

The company recognizes your right to use your skills and knowledge to augment your income by holding another job. However, your rights in this area must be balanced against the company's need for full productivity during working hours. Prior management approval must be obtained before any other employment may be accepted.

Defensive Driving

Employees who operate motor vehicles in the course of their work are expected to drive professionally. Professional driving means being courteous and using defensive driving techniques. By driving defensively, an employee should make allowance for other drivers and pedestrians, even the actions of others, which may be foolish and/or illegal.

Defensive driving encourages safe driving habits and helps avoid accidents. All authorized drivers may be required to periodically attend a defensive driving course.

While the company expects its employees to drive defensively, the company does not assume any liability for the wrongful acts of ~~to~~ the general public.

Public Relations

An employee who drives on company business must recognize the effect that his/her driving habits can have on the company's image. Employees should drive defensively, with respect and courtesy for others.

Personal Vehicle on Company Business

An employee who operates a personal vehicle and receives a mileage allowance is liable for his/her actions behind the wheel. The company insurance program does not cover employee-owned vehicles. An employee must carry the state-required vehicle insurance. Use of a personal car for company business must have prior approval by the employee's department manager and the safety manager.

Motor Vehicle Record

All employees who use company or personal vehicles for company business are required to have a valid ~~Texas~~ Driver's License. An employee who drives on company business and has his/her driver's license suspended or revoked must report this fact immediately to his/her department manager and the safety manager.

If you drive your own car for company business, you must carry basic limits of liability insurance to meet state requirements and provide the Company a copy of the insurance as required by the state. This proof must be updated annually. The company does not cover any potential liability to which you may be exposed.

Personal Mail and Telephone Calls

The Company facilities are not designed to process personal mail. Employees may not use Company stationery or mailing services for personal correspondence.

Under normal circumstances, personal telephone calls are to be received and placed only during meal or break periods. Every effort will be made to reach an employee in an emergency. However, if it is not possible to reach an employee, a message will be taken and given to the employee as soon as he/she is located.

Cellular Phone Usage Policy

The Company may provide cellular phones when they are necessary for individual employees to conduct business and are supplied for business use only. The Company shall be responsible for the monthly plan fee and not for overage costs.

No Expectation of Privacy Policy

All electronics and telephone communications using or stored in electronic mail, Local Area Network, Wide Area Network, Voice Mail, Internet access, electronic computers or any other systems owned, licensed or operated by the company ADS are considered business records, and therefore, ADS property. Although incidental and occasional personal use of communication system is permitted, users have no claims or rights to privacy with respect to such uses (If a communication is intended to be "personal and confidential," alternative means of transmission should be used).

Further, any property belonging to the Employee on the Company premises, such as the Employee's vehicle, briefcase, purse and the like, is subject to search by management upon notice. There is no expectation of privacy of any item on the Company's premises and Employee's failure to consent to such a search will result in disciplinary action, up to and including termination.

Access, Disclosure and Usage

The Company has the right to access and disclose the contents of electronic and telephone communications supplied to employees by the Company at any time, but we intend to do so only when we have a business reason. Determining when such a business reason exists shall be within the company's sole and absolute discretion. Business reasons to access and disclose these communications may include, but are not limited to the need to solve technical problems; the investigation of theft, crime or a violation of company policy including company's policy against sexual harassment; compliance with legal process; the prevention of unauthorized disclosure of confidential or proprietary information; suspicion of personal abuse of Company communication systems; and the review of communications upon the departure or death of a user. The Company may use information regarding the number, sender, recipient, address and content of communications for any business reason.

The protection of data relating to conduct of Company business is a basic employee responsibility. With respect to files, data and software programs disclosure or use in any way not authorized by company is strictly prohibited. This includes unauthorized removal of the files, data or software from company corporate locations through copying, deleting, downloading or any other access methods. Employees shall take measures to protect against the unauthorized modification or disclosure of Company information, whether accidental or intentional.

Access to electronic mail, the Internet or other components of the Company's communications systems is a privilege that may be made available to employees in order to improve workplace performance and is not for personal use. The Company may provide or remove access to these service components, as it deems appropriate.

Electronic mail is to be used for the conduct of Company business and it should not be considered secure. Persons other than the intended recipients may be able to read or access electronic messages, so electronic media may be inappropriate for communicating certain information. Please remember also that electronic mail, voicemail, and other electronic and telephonic communications may have to be disclosed in litigation or to comply with legal process.

Users must be aware that information stored in computers may be accessible by others. Even deleted data and messages can be retrieved. Users should not place information or communications in a computer that would otherwise not be put in hard copy in a file.

Password Security

The security and protection of individual passwords is a prime responsibility of the individual owner of the password-protect system, the presumption will be that the owner of the password is the author. Passwords must be divulged to the Company upon proper request.

Some employees may be required to sign an "Information Systems Policy" agreement depending on their position and access to information.

Confidential Information and Privileged Communication

Users of company communications systems must adhere to business unit policies in sending or forwarding information confidential to company, its customers or its suppliers. Employees should use caution in sending or forwarding confidential information on company communication systems, because incorrect or inadvertent distribution can occur easier than with some other means of communication. Confidential information and privileged attorney/client communications should not be sent via the Internet.

Other prohibited uses of the Company communication systems include, but are not limited to:

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Engaging in any communication that is unlawful or in violation of company policy, including (but not limited to) communication that is defamatory, obscene, indecent, offensive or prohibited by the company;

-	Using company communication systems in such a manner as to interfere with company employees' jobs, to sexually harass anyone, or to cause disruption to the normal workplace environment.
-	The unauthorized use of passwords to gain access to another user's information or communications;
-	Sending a message so it appears to have been written by someone else;
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Using company communications systems for electronic "snooping" i.e., to satisfy idle curiosity about the affairs of others, with no business reason for obtaining access to the files to communications of others, ( this prohibition applies to all users, including company communication system administrators and supervisors);

-	Sending, forwarding, redistributing, or replying to "chain letter,"
-	Knowingly introducing a computer virus into the company communication systems;
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Soliciting or advocating for or on behalf of issues, causes or organizations of any kind when such solicitation or advocacy is deemed personal in nature and not recognized as furthering the reputation and interest of company;

-	Unauthorized Fundraising of any kind;
-	Excessive personal use of company communication systems.

Dress and Personal Behavior

As a member of the team at ADS, it is essential that you dress and act in a professional manner. Dress should be appropriate to your job position and location. Courtesy to fellow employees and visitors along with a cheerful attitude is essential to maintain our high level of service and our desired corporate culture. Clean clothes and shoes give a professional appearance to our visitors, customers and general public.

Substance Abuse

Our policy is to employ a work force free from alcohol abuse or the use of illegal drugs. Any employee who violates this policy will be disciplined. This may include termination, even for a first offense.

We strive to provide a safe and healthy work environment, free from the use of illegal drugs* and abuse of alcohol and set forth the following rules:

1.	Employees may not consume alcoholic beverages or take illegal drugs on our premises.

2.	Employees may not report to work under the influence of drugs or alcohol.

3.	If you are convicted under any federal or state criminal drug statute, you must notify an officer of the firm within five (5) days. This will be grounds for termination.

4.

Any employee found to be selling, purchasing, distributing, using or in the possession of illegal/illicit drugs while on the company property, in a facility, or office managed by the company shall be reported to the police and terminated. Any employee who arrives at work under the influence of alcohol or illegal/illicit drugs may be escorted to a medical facility, tested, and results verify an infraction, the employee may be terminated. We are committed to having a drug free workplace.

5.	ADS reserves the right to conduct random drug testing in according with applicable law.

By signing the Company's copy of this Drug and Alcohol Policy, the applicant or employee consents to the release of all testing results to the president and of the Company, and such others within the need to know of the same, and further releases and holds harmless the Company from any and all claims or causes of action based on any action taken in connection with such results. All employee information related to testing will be protected by the Company as confidential unless otherwise required by law; when such is relevant to any legal proceeding; when there are overriding public health and safety concerns; or, when authorized in writing by the employee.

* Legal drugs include prescribed and over-the-counter drugs which have been legally obtained and used for the purpose for which they were intended. Illegal drugs include any drug which is not legally obtainable, which may be obtainable but has not been legally obtained or which is being used in a manner or for a purpose other than as prescribed.

Provisions Applicable to the Chief Executive Officer and Chief Financial Officer

Our chief executive officer ("CEO") and chief financial officer ("CFO") are responsible for full, fair, accurate, timely and understandable disclosure in our periodic reports required to be filed with the Securities and Exchange Commission. As a result, in addition to the remaining provisions in this code, the CEO and CFO shall:

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promptly bring to the attention of the audit committee any information they may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect our ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in our financial reporting, disclosures or internal controls;

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Promptly bring to the attention of our legal counsel and the audit committee any information they may have concerning any violation of this code or of the securities or other laws, rules and regulations applicable to ADS Media and the operation of its business;

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promptly bring to the attention of our legal counsel and the audit committee any material transaction or relationship that arises and of which they become aware that could be expected to give rise to an actual or apparent conflict of interest;

-	develop and maintain the skills necessary and relevant to ADS Media's needs with respect to maintenance of adequate disclosure controls and internal controls and procedures; and
-	proactively promote ethical and honest behavior within ADS Media.

Waivers

This code applies to all ADS Media employees and its board of directors. There shall be no waiver of any part of this code, except by a vote of the board of directors or a designated committee, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect ADS Media. In the event that any waiver is granted, the waiver must be disclosed publicly in a filing with the SEC and will be posted on the ADS Media website, thereby allowing the ADS Media shareholders to evaluate the merits of the particular waiver.

Reporting Ethical Violations

Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow employees. If you are powerless to stop suspected misconduct or discover it after it has occurred, you should report it to the president or another senior officer. If the suspected misconduct involves the president or another senior officer, you may report it to the chairperson of the audit committee. If the suspected misconduct involves financial accounting or reporting, it must be reported to the chairperson of the audit committee.

Employees may forward complaints on a confidential or anonymous basis to the president or to the chairperson of the audit committee.

Accounting and Financial Reporting Matters

Suspected misconduct concerning accounting and financial reporting must be reported to the chairperson of the audit committee. Accounting and financial reporting misconduct includes, without limitation, the following:

-	fraud or deliberate error in the preparation, evaluation, review or audit of any or our financial statements;
-	fraud or deliberate error in recording and maintaining our financial records;
-	deficiencies in or noncompliance with our internal accounting controls;
-	misrepresentations or false statements to or by a senior officer with respect to a matter contained in our financial records, financial reports or audit reports, or
-	deviation from full and fair reporting of our financial condition.

Reports to the chairperson of the audit committee may be made to:

Bryceon Sumner, Jr., phone 972-538-3023; email bsumner@e-g.com.

Penalty for Violations

Any employee who ignores or violates any of ADS Media's ethical standards, and any manager who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, including immediate dismissal. However, it is not the threat of discipline that should govern your actions. We hope you share our belief that a dedicated commitment to ethical behavior is the right thing to do and is good business.